[EPICEDGE LOGO]                                                     EXHIBIT 99.1



                         EPICEDGE APPOINTS NEW CHAIRMAN

AUSTIN, TX-Jan 3, 2003 - EpicEdge, Inc. (AMEX:EDG - News), a leading information technology consulting firm, today announced the unanimous appointment of Eric A. Loeffel as Chairman of the Board of Directors. Mr. Loeffel, who is currently a board member, is the President and Chief Executive Officer of Isochron Data Corporation, an Austin, TX based provider of data management solutions for companies with remote equipment.

Mr. Loeffel has more than fifteen years of business strategy, product marketing, product development, and executive-level operations experience within the technology industry. Most recently he served as President, CEO and Director of onQ Technology. As a senior manager at Intuit, Inc. he was involved in business development, international business management, new product development, and product marketing. Mr. Loeffel was also an Associate with 3i Ventures, where he focused on early-stage software investments, as well as a Senior Consultant with Deloitte & Touche.

Mr. Loeffel received an M.B.A. from the Anderson School at UCLA, and a Bachelor's degree in Business/Accounting from San Diego State University. He is a Certified Public Accountant.

"We are pleased to have an executive of Eric's caliber as our Chairman," said company CEO Richard Carter. "His strategic and operating experience will be extremely valuable in helping us realize our vision for EpicEdge."

ABOUT EPICEDGE

EpicEdge, Inc. is a leading information technology consulting firm that helps state and local government agencies, as well as commercial enterprises, meet their business goals through implementation and support of client/server and Internet-enabled PeopleSoft enterprise resource planning software applications, custom Web application development, and strategic consulting. We deliver successful IT project-based services by combining the elements of market-leading products, highly skilled technical personnel, and proven project methodologies. Our business technology solutions help clients maximize ROI and lower their total cost of ownership.

This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding the Company's future performance. Future events may involve risks and uncertainties, including, but not limited to those risks detailed from time to time in the "Risk Factors" and "Investment Considerations" sections and elsewhere in our filings with the Securities and Exchange Commission. As a result of these and other risks, actual results may differ materially from those predicted. We undertake no obligation to update information in this release.

Contact:
Robert Jensen
Company: EpicEdge
Title: Investor Relations
Voice: 512-261-3346
Email: bjensen@epicedge.com

Jean Albert
Company: EpicEdge
Title: Public Relations
Voice: 212-894-2923
Email: jalbert@epicedge.com